Exhibit 10.72

                                ESCROW AGREEMENT

      ESCROW AGREEMENT (the "Agreement"), dated as of this 18th day of January, 2000, by and among Fidelity Holdings, Inc. ("Fidelity"), CarsTV.com, Inc. ("Cars"), Jack H. Singer ("Singer"), and each of the persons other than Singer listed on Schedule A hereto (each, including Singer, a "Significant Stockholder" and with Singer the "Significant Stockholders"), and the law firm of Littman Krooks Roth & Ball P.C., as escrow agent (the "Escrow Agent").

                               W I T N E S S E T H

      WHEREAS, concurrently herewith, Fidelity is acquiring all of the issued and outstanding capital stock of Cars pursuant to an Merger Agreement dated January 18, 2000 (the "Merger Agreement") by and among Fidelity, Cars Acquisition, Inc. ("Acquisition Corp."), and Cars; and

      WHEREAS, upon consummation of the Merger, Cars will merge with and into Acquisition Corp., which will be the surviving corporation, in a transaction whereby Acquisition Corp. will remain a wholly-owned subsidiary of Fidelity (the "Merger"); and

      WHEREAS, Section 1.05.11 of the Merger Agreement contemplates the deposit by the parties thereto with the Escrow Agent of 113,557 shares of Fidelity Common Stock otherwise issuable to the Significant Stockholders pursuant to the Merger, to be held in escrow subject to and in accordance with the terms of this Agreement.

      NOW THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

            1. Appointment of Agent; Delivery of Escrowed Shares; Escrow Termination Date. Fidelity, Cars and the Significant Stockholders hereby appoint the Escrow Agent, as their agent to hold and to release the Escrowed Shares (as defined below) on the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

                  (a) Delivery of Escrowed Shares. Simultaneously herewith, Fidelity is delivering to the Escrow Agent an aggregate of 113,557 shares of Fidelity Common Stock otherwise issuable to the Significant Stockholders pursuant to the Merger (the "Escrowed Shares"). Exhibit A annexed hereto sets forth the number of Escrowed Shares being deposited on behalf of each of the Significant Stockholders.

                  (b) Escrow Period. Subject to the provisions of Section 5 hereof, the escrow period (the "Escrow Period") shall begin with the Closing and shall terminate upon the earlier to occur of the following dates (the "Escrow Termination Date"):

                        (i) the date upon which the Escrow Agent confirms that it has released all of the Escrowed Shares; or

                        (ii) the earlier to occur of (A) the date on which Fidelity files with the Securities and Exchange Commission its Annual Report on Form 10-KSB for its 2000 fiscal year, (B) the consummation of an IPO (as defined in the Merger Agreement or (C) April 15, 2001.

            2. Escrow Agent to Hold and Disburse Escrowed Shares. The Escrow Agent will hold and disburse the Escrowed Shares received by it pursuant to the terms of this Agreement, as follows:

                  (a) in accordance with written instructions executed by Fidelity and the Significant Stockholders; and

                  (b) in accordance with Section 3 hereof; provided, that in the event there is any dispute or uncertainty concerning any action to be taken by the Escrow Agent, pursuant to Section 3 hereof, whether with respect to the release of the Escrowed Shares or otherwise, or if circumstances arise which the Escrow Agent determines may result in liability, cost or expense to the Escrow Agent, then the Escrow Agent shall be entitled to take the action set forth in
Section 3(d) below.

            3. Manner of Asserting Claims Against Escrowed Shares.

                  (a) In the event that Fidelity believes that it is entitled to indemnification pursuant to the provisions of Section 7 hereof, Fidelity shall give notice thereof ("Indemnification Notice") to the Escrow Agent, with a copy to the Significant Stockholders, certifying in such Indemnification Notice (i) that Fidelity is entitled to indemnification pursuant to Section 6 of the Merger Agreement; (ii) the grounds upon which a claim for indemnification (the "Claim") is made, including the particular section of the Merger Agreement or other agreement or instrument under which such Claim is made and, if applicable, the nature of the misrepresentation or the breach of covenant to which such Claim is applicable; and (iii) the amount or the estimated amount of the Claim to the extent then feasible, which estimate shall not be conclusive of the final amount of the Claim and which may be amended from time to time upon further notice by Fidelity to the Escrow Agent and the Significant Stockholders. Any such Indemnification Notice shall state whether the losses described therein are final or estimated. Upon resolution of the final amount of a Claim relating to the estimated losses specified in an Indemnification Notice, such Indemnification Notice shall be amended as provided in this Section 3 to reflect the final amount of the claimed losses.

                  (b) The Significant Stockholders shall have 20 business days from the date of receipt of the Indemnification Notice (the "Notice Period") to deliver notice to the Escrow Agent and Fidelity which disputes the Claim ("Dispute Notice") setting forth in such notice the grounds upon which it believes that Fidelity is not entitled to the amount set forth in the Indemnification Notice. In the event that the Escrow Agent has not received a Dispute Notice from the Significant Stockholders within the Notice Period, the Significant Stockholders shall be deemed to have accepted the Claim in the amount specified in the Indemnification Notice.

                  (c) If Fidelity asserts a Claim in the manner specified in
Section 3(a)


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with respect to an amount designated in the Indemnification Notice as being the final amount of such losses, and the Significant Stockholders either accept or fail to send a Dispute Notice within the Notice Period, the Escrow Agent shall thereupon release a portion of the Escrowed Shares to Fidelity equal to, when valued at the "Fidelity Share Value" (which term, when used in this Agreement, shall have the meaning assigned it in Section 1.05.04(c) of the Merger Agreement), the lesser of (i) the amount of losses specified in the Indemnification Notice; or (ii) the remaining Escrowed Shares. If Fidelity asserts a Claim in the manner specified in Section 3(a) hereof with respect to an amount designated in the Indemnification Notice as being an estimate and the Significant Stockholders either accept or fail to dispute such Claim within the Notice Period, the Escrow Agent shall reserve an amount equal to the lesser of:
(i) the amount of the estimated losses, as specified in the Indemnification Notice; or (ii) the entire amount of remaining Escrowed Shares. To the extent the Escrowed Shares remain and are released from escrow in satisfaction of a Claim, such Escrowed Shares shall be valued at the Fidelity Share Value.

                  (d) If the Significant Stockholders send a Dispute Notice to the Escrow Agent and Fidelity during the Notice Period, the Escrow Agent shall continue to hold the balance of the Escrowed Shares pursuant to the terms of this Agreement, until otherwise directed pursuant to either (i) a written instrument signed by Fidelity and the Significant Stockholders or (ii) a non-appealable final order, decree or judgment by a court of competent jurisdiction, which order, decree or judgment shall have determined whether and to what extent Fidelity is entitled to the amount set forth in the Indemnification Notice.

            4. Purchase Price Adjustment. In the event Fidelity disputes the Closing Date Balance Sheet in accordance with Section 1.05.04 (b) of the Merger Agreement, Fidelity shall provide written notice to the Escrow Agent. In the event that a determination is made in accordance with the provisions of Section
1.05.04 of the Merger Agreement that there existed a net shareholder's deficit in excess of $0.00 at Closing, Fidelity and the Significant Shareholders shall provide written notice to Escrow Agent. In such case, Escrow Agent shall deliver to Fidelity a number of Escrowed Shares equal to the quotient obtained by dividing (i) such excess deficit by (ii) the Fidelity Share Value.

            5. Distribution and Termination. As soon as practicable after the Escrow Termination Date, the Escrow Agent shall deliver the Escrowed Shares, as then constituted, to the Significant Stockholders according to their pro-rata percentages; provided, however, that if Fidelity notifies the Escrow Agent in writing that a claim by Fidelity for indemnity under the Merger Agreement has been made prior to the Escrow Termination Date and remains pending on the Escrow Termination Date, the Escrow Agent shall withhold such number of Escrowed Shares equal to Fidelity's good faith estimate of the maximum amount of all such pending claims (including, without limitation, expenses as specified by Fidelity in such notice), and shall distribute the balance of the Escrowed Shares to the Significant Stockholders. With respect to the Escrowed Shares which remain in escrow, the provisions hereof shall continue to apply, including the disposition of the Escrow Shares in accordance with Section 3 hereof. At each such time as any claim pending on the Escrow Termination Date is no longer pending, the Escrow Agent shall distribute to the Significant Stockholders any balance of the Escrowed Shares withheld in respect of that claim remaining after disposition thereof. When all Escrowed Shares have been distributed in accordance with
Section 3 and/or this Section 5, this Agreement shall terminate.


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

            6. Representations and Warranties as to the Significant Stockholders. Each of the Significant Stockholders hereby severally, and not jointly, represents and warrants to Fidelity as follows:

                  (a) This Agreement is, and each of the agreements, documents and instruments which may be delivered by him or it, as the case may be, pursuant hereto (all of the foregoing, including this Agreement, being hereinafter sometimes collectively called the "Significant Stockholder Executed Agreements"), when executed and delivered by him or it, as the case may be, will be, his or its, as the case may be, valid and binding obligations in accordance with its terms, except as enforceability may be limited (i) by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and (ii) to the extent that the remedies of specific performance and injunctive or other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (b) Neither the execution and delivery by him or it, as the case may be, of any of the Significant Stockholder Executed Agreements, nor the consummation of any of the transactions contemplated thereby, nor the performance by Significant Stockholders of any of his or its, as the case may be, obligations thereunder, will (nor with the giving of notice or the lapse of time or both would) (i) conflict with, violate, breach, or constitute a default under, accelerate any obligation under, or give rise to a right of termination, amendment, or cancellation of any right or benefit under any of the terms, conditions or provisions of any note, bond, mortgage, debt instrument, credit facility, security agreement, lease, deed of trust, franchise, indenture, license, agreement or other instrument, commitment or obligation to which he or it, as the case may, is a party or by which any his or its, as the case may be, property of assets is bound, or require any consent, approval or notice under the terms of any such document or instrument, or (ii) conflict or violate any applicable order, writ, injunction, decree, law, statute, ordinance, rule, judgment, regulation or other restriction of any Governmental Entity having jurisdiction over him or it, as the case may be, or by which any his or its, as the case may be, property or assets is bound or affected.

                  (c) He or it, as the case may be, is the record and beneficial owner of the number of the shares of Cars Common Stock which is set forth opposite his name on Schedule A to the Merger Agreement. He or it, as the case may be, has good and valid title to said shares of Cars Common Stock, free and clear of any and all liens, and encumbrances of any nature whatsoever, and has sole possession of all rights incident to said ownership, including, but not limited to, the right to vote said shares and dispositive power with respect to said shares. He or it, as the case may be, has voted or will vote, as the case may be, the shares of Cars Common Stock which are owned by him or it, as the case may be, in favor of the Merger.

                  (d) No consent, approval or authorization of, or declaration, filing or registration with, any third party or governmental or administrative authority is required in connection with the execution and delivery by him or it, as the case may be, of any of the Significant Stockholder Executed Agreements, the performance by him or it, as the case may be, of any of his or its, as the case may be, obligations thereunder, or the consummation of any


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

of the transactions contemplated thereby.

            7. Indemnification by Significant Stockholders.

            (a) Each of the Significant Stockholders hereby agrees to indemnify and hold Fidelity harmless from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which Fidelity may sustain, suffer or incur and which arise out of or are caused by the breach of any representation or warranty made by Cars in Section IV, and with respect to Singer only, any representation or warranty made by Singer in
Section III, of the Merger Agreement. Anything contained in the Merger Agreement or this Agreement to the contrary notwithstanding, the indemnification obligation of each of the Significant Stockholders shall not exceed the value of the number of Escrowed Shares being deposited hereunder on behalf of such Significant Shareholders, such value being determined at the time of the release of such Escrowed Shares, if ever, from the Escrow Agent to Fidelity hereunder. Any indemnification claim under this Agreement may be satisfied by forfeiture of the Escrowed Shares, valued as provided in the previous sentence, or by payment in cash (in which case an equivalent number of the Escrowed Shares valued as provided in the previous sentence shall be released from this Agreement). The form of the payment shall be determined by each of the Significant Stockholders.

            (b) If a claim by a third party is made against Fidelity and Fidelity intends to seek indemnification with respect thereto under this Section 7, Fidelity shall promptly notify the Significant Stockholders of such claim in accordance with Section 3 hereof; provided, however, that the failure to give such notice promptly shall not affect the rights of Fidelity hereunder unless such failure adversely affects the Significant Stockholders. In case such action is brought against Fidelity and it notifies the Significant Stockholders of the commencement thereof, the Significant Stockholders shall have the right to participate in, and, to the extent that it may wish, jointly with any other Significant Stockholder similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to Fidelity, provided, however, if the defendants in any action include both Fidelity and the Significant Stockholders and Fidelity shall have reasonably concluded that there may be legal defenses available to it which are different from or in addition to those available to the Significant Stockholders, or if there is a conflict of interest which would prevent counsel for the Significant Stockholders from also representing Fidelity, Fidelity has the right to select separate counsel to participate in the defense of such action on behalf of Fidelity. After notice from the Significant Stockholders to Fidelity of its election so to assume the defense thereof, the Significant Stockholders will not be liable to Fidelity pursuant to the provisions of this Section 7 for any legal or other expense subsequently incurred by Fidelity in connection with the defense thereof other than reasonable costs of investigation unless the Significant Stockholders shall not have employed counsel reasonably satisfactory to Fidelity to represent Fidelity within a reasonable time after the notice of the commencement of the action or the Significant Stockholders have authorized the employment of counsel for Fidelity at the expense of the Significant Stockholders.

            8. Waiver of Conflict. The parties hereto acknowledge and consent to the legal


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representation of Fidelity by the Escrow Agent and hereby waive any conflict of interest claims arising from such representation of Fidelity by the Escrow
Agent.

            9. Duties and Obligations. It is agreed that the duties and obligations of Escrow Agent are those herein specifically provided and no other. Escrow Agent shall not have any liability under, or duty to inquire into, the terms and provisions of any agreement, other than this Agreement. The duties of the Escrow Agent are ministerial in nature and Escrow Agent shall not incur any liability whatsoever so long as it has acted in good faith except for willful misconduct or gross negligence.

            Escrow Agent may consult with counsel of its choice, and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel. Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed by all of the other parties hereto and, if its duties as Escrow Agent hereunder are affected thereby, unless it shall have given its prior written consent thereto.

            In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by the parties hereto or by a final judgment or order of a court of competent jurisdiction.

            Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for, or written instructions given by the parties hereto in accordance with the terms of this Agreement.

            Escrow Agent shall not have any responsibility for the genuineness or validity of any document or other item deposited with it or any liability for action in accordance with any written instructions or certificates given to it hereunder and believed by it to be signed by the proper parties.

            Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to initiate or defend any legal proceedings which may be instituted against it in respect of the subject matter of these instructions. If it does elect to act, it will do so only if it is indemnified to its satisfaction against the cost and expense of such defense or initiation.

            10. Resignation of Escrow Agent. Escrow Agent may at any time resign hereunder by giving written notice of its resignation to the parties hereto at their address set forth below, at least 10 days prior to the date specified for such resignation to take effect, and, upon the effective date of such resignation, all property then held by Escrow Agent hereunder shall be delivered by it to such person as may be designated in writing by the parties hereto, whereupon all of Escrow Agent's obligations hereunder shall cease and terminate. If no such person shall have been designated by such date, all obligations of Escrow Agent hereunder shall nevertheless cease and terminate. Escrow Agent's sole responsibility thereafter shall be to keep safely all property then held by it and to deliver the same to a person designated by the


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

parties hereto or in accordance with the directions of a final order or judgment of a court of competent jurisdiction.

            11. Indemnification in favor of Escrow Agent. The parties hereto agree (jointly and severally) to indemnify, defend and hold Escrow Agent harmless from and against any and all loss, damage, tax, liability and expense that may be incurred by Escrow Agent arising out of or in connection with the acceptance of its appointment as Escrow Agent and the performance of its duties hereunder, except as caused by its gross negligence or willful misconduct, including the legal costs and expenses of defending itself against any claim or liability in connection with its performance hereunder.

            12. Expenses. Reasonable fees and expenses of the Escrow Agent shall be paid by Fidelity.

            13. Notices. All notices, requests, demands and other communications given hereunder shall be in writing and shall be deemed to have been duly given:
(i) on the date of delivery, if delivered personally or by messenger, (ii) on the first business day following the date of timely deposit with Federal Express or other nationally recognized overnight courier service, if sent by such courier specifying next day delivery, (iii) upon receipt of confirmation of transmission, if transmitted by telecopier; and (iv) on the third business day after mailing, if mailed by registered or certified mail (postage prepaid, return receipt requested); provided, however, that a notice of change of address or telecopier number shall not be deemed to have been given until actually received by the addressee. All such notices, requests, demands and other communications shall be addressed as set forth below or to such other address or telecopier number as either party hereto may designate to the other party hereto by like notice:

            If to Fidelity to:

            Fidelity Holdings, Inc.
            80-02 Kew Gardens Road
            Kew Gardens, New York 11415
            Telecopier No.: (718) 793-2455
            Attn: Doron Cohen, President

            with a copy to:

            Littman Krooks Roth & Ball P.C.
            655 Third Avenue
            New York, NY 10017
            Telecopier No.: (212) 490-2990
            Attn: Mitchell C. Littman, Esq.

            If to the Escrow Agent to:

            Littman Krooks Roth & Ball P.C.
            655 Third Avenue
            New York, NY 10017
            Telecopier No.: (212) 490-2990


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

            Attn: Mitchell C. Littman, Esq.

            If to the Significant Stockholders to:

            Jack H. Singer
            4480 Springfield Road
            Glen Allen, VA 23060

            Robert M. Weber
            10673 Anna Marie Drive
            Glen Allen, VA 23060

            Christopher A. Hanes
            555 Hockett Road
            Manakin, VA 23103

            C. Raine Sydnor, III
            1434 Daniel Avenue
            Norfolk, VA 23505

            Richard F. Popp
            13230 Drakewood Road
            Midlothian, VA 23113

            Tadd S. Bartley
            17600 Burbank, Boulevard, Apt. 211
            Encino, CA 91316

            with a copy to:

            Leclair Ryan, a Professional Corporation
            11th Floor, 707 East Main Street
            Richmond, Virginia 23219
            Attn: Gary D. LeClair, Esq.

or to such other address as any party shall have specified by notice in writing to the other in compliance with this Section 13.

            14. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators and assigns. This Agreement shall be governed by and interpreted under the laws of the State of New York applicable to contracts made and performed therein without giving effect to the principles of conflict of laws thereof. Capitalized terms used in this Agreement which are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. Any amendment or waiver of the provisions hereof shall be in writing and shall be signed by the parties against whom such amendment or waiver is sought to be enforced. This Agreement


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

may be executed in any number of counterparts, each of which shall be deemed to be an original, but collectively all of such counterparts shall constitute one and the same agreement.


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

            IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the date first above written.


                              FIDELITY HOLDINGS, INC.

                              By:____________________________________
                                 Name:
                                 Title:


                              CARSTV.COM, INC.

                              By:____________________________________
                                 Name:
                                 Title:

                              _______________________________________
                              Jack H. Singer


                              Littman Krooks Roth & Ball P.C.

                              By:_______________________________________________
                                   An Officer of the Professional Corporation


                              ______________________________________
                              Robert M. Weber


                              ______________________________________
                              Christopher A. Hanes


                              ______________________________________
                              C. Raine Sydnor, III


                              ______________________________________
                              Richard F. Popp


                              ______________________________________
                              Tadd S. Bartley


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

                                   SCHEDULE A

                            SIGNIFICANT STOCKHOLDERS

Jack H. Singer

Robert M. Weber

Christopher A. Hanes

C. Raine Sydnor, III

Richard F. Popp

Tadd S. Bartley


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

                                    Exhibit A
                      Significant Stockholder Contribution

Name                     Number of Shares    Percentage of Total Escrowed Shares

Jack H. Singer                 76,128                       67.0

Robert M. Weber                14,396                       12.7

Christopher A. Hanes           14,396                       12.7

C. Raine Sydnor,III             3,455                        3.0

Richard F. Popp                 2,879                        2.5

Tadd S. Bartley                 2,303                        2.0
                              -------

      Total                   113,557


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